ariatm RETIREMENT SOLUTIONS

Free Writing Prospectus

Filed Pursuant to Rule 433 Relating to Prospectus dated December 19, 2011

Registration Statement No. 333-177282

RetireOne Transamerica Eligible Assets

Transamerica Advisors Life Insurance Company

Work with your RIA to build your portfolio

80% Core Equity Small & Mid Cap International Alternative 20% Core Fixed

70% Core Equity Small & Mid Cap International Alternative 30% Core Fixed

60% Core Equity Small & Mid Cap International Alternative 40% Core Fixed

50% Core Equity Small & Mid Cap International Alternative 50% Core Fixed

FUNDS

Core Fixed Allocation Range = 20-100%

Ticker Fund Name

DFGBX DFA Global Bond

DIPSX DFA Inflation-Protected Securities I

DFAPX DFA Investment Grade Instl

DFIHX DFA Short Term Fixed

DFEQX DFA Short-Term Extended Quality Instl

DFFGX DFA Short-Term Government I

DFGFX DFA Two-Year Global Fixed-Income I

PTTDX PIMCO Total Return

PTTRX PIMCO Total Return Instl

SWBDX Schwab Short-Term Bond Market Fund™

SWLBX Schwab Total Bond Market Fund™

TGCFX TCW Core Fixed Income

TGLMX TCW Total Return Bond

TGMNX TCW Total Return Bond N

VFIJX Vanguard GNMA Adm

VFSUX Vanguard Short-Term Investment-Grade Adm

VFSTX Vanguard Short Term Investment Grade

VBMFX Vanguard Total Bond Market

ALL MONEY MARKET/CASH OPTIONS OFFERED BY THE CUSTODIAN ARE ELIGIBLE ASSETS.

ETFs

Core Fixed Allocation Range = 20-100%

Ticker Fund Name

SHY iShares Barclays 1-3 Year Treasury Bond

TLT iShares Barclays 20+ Year Treas Bond

IEF Barclays 7-10 Year Treasury Bond

AGG Barclays Aggregate Bond

GVI iShares Barclays Interm Govt/Credit Bond

CIU iShares Barclays Intermediate Credit Bd

SHV Barclays Short Treasury

TIP iShares Barclays TIPS Bond

BOND PIMCO Total Return ETF

SCHP Schwab U.S. TIPS ETF™

BIV Vanguard Intermediate-Term Bond ETF

BLV Vanguard Long-Term Bond Index ETF

BSV Vanguard Short Term Bond ETF

BND Vanguard Total Bond Market ETF

Core Equity Allocation Range = 0-80%

Ticker Fund Name

BRLIX Bridgeway Blue Chip 35 Index

DGTSX DFA Global Allocation 25/75 I

DGSIX DFA Global Allocation 60/40 I

DTMEX DFA Tax-Managed US Eq

DFEOX DFA US Core Equity 1 I

DFLVX DFA US Large Cap Value

DFUVX DFA US Large Cap Value III

DFUSX DFA US Large Company I

PSTKX PIMCO StocksPLUS Instl

SNXFX Schwab 1000 Index Fund®

SFLNX Schwab Fundamental US Large Company Index Fund

SWPPX Schwab® S&P 500 Index Fund®

SWTSX Schwab Total Stock Market Index Fund®

TICRX TIAA-CREF Social Choice Eq Retail

VFINX Vanguard Equity (S&P 500) Index

VBINX Vanguard Balanced Index

VIGRX Vanguard Growth Index

Core Equity Allocation Range = 0-80%

Ticker Fund Name

IWF iShares Russell 1000 Growth

IWB iShares Russell 1000 Index

IWD iShares Russell 1000 Value

ISI iShares S&P 1500 Index Fund

IVV iShares S&P 500

SCHB Schwab U.S. Broad Market ETF

SCHX Schwab U.S. Large-Cap ETF

SCHG Schwab U.S. Large-Cap Growth ETF

SCHV Schwab U.S. Large-Cap Value ETF

VIG Vanguard Dividend Appreciation ETF

VUG Vanguard Growth

VONG Vanguard Russell 1000 Growth Index ETF

VONV Vanguard Russell 1000 Value Index ETF

VOO Vanguard S&P 500 Index ETF

VTI Vanguard Total Stock Market ETF

VTV Vanguard Value ETF

Transamerica Advisors Life Insurance Company | Securities Offered Through Protected Investors of America, Member FINRA/SIPC, registered in all 50 states.

Insurance policies are sold by Aria Retirement Solutions, Inc. doing business in California as Aria Insurance Solutions, Inc. (San Francisco, CA), a licensed insurance agency (CA License #0H44773). Insurance policies may not be available in all states.

ROTA-EA-091412 222 South First Street Suite 600 Louisville KY 40202 877-575-ARIA (2742) www.aria4advisors.com

RetireOne Transamerica Eligible Assets

Transamerica Advisors Life Insurance Company

Ariatm RETIREMENT SOLUTIONS

FUNDS

International Allocation Range = 0-25%

Ticker Fund Name

DGEIX DFA Global Equity I

DFIEX DFA International Core Equity I

DFIVX DFA International Value

DFVIX DFA International Value III

DTMIX DFA Tax-Managed International Value

PGAIX PIMCO Global Multi-Asset Instl

SWISX Schwab International Index Fund®

RPIBX T. Rowe Price International Bond

TGBAX Templeton Global Bond Adv

VGTSX Vanguard Total International Stock Index

Small & Mid-Cap Allocation Range = 0-10%

Ticker Fund Name

BOSVX Bridgeway Omni Small-Cap Value N

DFTCX DFA T.A. US Core Equity 2 Instl

DTMMX DFA Tax-Managed US Marketwide Value

DFTSX DFA Tax-Managed US Small Cap

DTMVX DFA Tax-Managed US Targeted Value

DFQTX DFA US Core Equity 2 I

DFSTX DFA US Small Cap I

DFSVX DFA US Small Cap Value I

DFFVX DFA US Targeted Value

FMDCX Federated Mid-Cap Index

SWSSX Schwab Small-Cap Index Fund®

VIMSX Vanguard Mid-Cap Index

VISGX Vanguard Small-Cap Growth Index

DFTIX DFA INTERMEDIATE TERM MUNICIPAL*

Alternative Allocation Range = 0-5%

Ticker Fund Name

DFCEX DFA Emerging Markets Core Equity I

DFEVX DFA Emerging Markets Value I

DISVX DFA International Small Cap Value I

DFISX DFA International Small

DFREX DFA Real Estate Securities I

DFTWX DFA T.A. World ex US Core Equity Instl

PAXWX Pax World Balanced Individual Inv

PFBDX PIMCO Foreign Bond UH Institutional

PHYDX PIMCO High Yield Institutional

SFILX Schwab Fundamental Intl Small-Mid Company Index Fund

SFENX Schwab Fundamental Emerging Markets Index Fund

VEIEX Vanguard Emerging Markets Stock Index

VFTSX Vanguard FTSE Social Index Inv

VGSIX Vanguard REIT

VUIAX Vanguard Utilities Index Adm

VYSVX Vericimetry U.S. Small Cap Value

ETFs

International Allocation Range = 0-25%

Ticker Fund Name

EFG iShares MSCI EAFE Growth Index Fund

EFA iShares MSCI EAFE Index

EFV iShares MSCI EAFE Value Index

SCHF Schwab International Equity ETF™

VEA Vanguard MSCI EAFE ETF

VXUS Vanguard Total Intl Stock Idx ETF

Small & Mid-Cap Allocation Range = 0-10%

Ticker Fund Name

IWO iShares Russell 2000 Growth

IWM iShares Russell 2000 Index

IWN iShares Russel 2000 Value

IWP iShares Russell Midcap Growth Index

IJK iShares S&P MidCap 400 Growth Index Fund

IJH iShares S&P Midcap 400 Index Fund

IJJ iShares S&P MidCap 400 Value Index Fund

IJT iShares S&P SmallCap 600 Growth Index Fund

IJR iShares S&P SmallCap 600 Index Fund

IJS iShares S&P SmallCap 600 Value Index Fund

SCHM Schwab U.S. Mid-Cap ETF™

SCHA Schwab U.S. Small-Cap ETF™

VXF Vanguard Extended Market Index ETF

VO Vanguard Mid Cap Index ETF

VOE Vanguard Mid-Cap Value

VB Vanguard Small Cap ETF

VBK Vanguard Small Cap Growth ETF

VBR Vanguard Small Cap Value ETF

Alternative Allocation Range = 0-5%

Ticker Fund Name

ICF iShares Cohen & Steers Realty Majors

IAU iShares Gold Trust

HYG iBoxx $ High Yield Corporate Bond

ITIP iShares International Inflation-Linked Bond

EMB iShares JP Morgan EM Bond

SCZ iShares MSCI EAFE Small Cap Index Fund

EEM iShares MSCI Emerging Markets Index

IWC iShares Russell Microcap Index®

ACWX MSCI ACWI ex US Index Fund

SCHE Schwab Emerging Markets Equity ETF™

VWO Vanguard Emerging Mkts

VNQ Vanguard REIT

DGS WisdomTree Emerging Mkts SmallCap Div

DLS WisdomTree International SmallCap Div

*All funds have been assigned to asset groups based on their risk profile rather than by fund name or asset allocation category.

Transamerica Advisors Life Insurance Company | Securities Offered Through Protected Investors of America, Member FINRA/SIPC, registered in all 50 states.

Insurance policies are sold by Aria Retirement Solutions, Inc. doing business in California as Aria Insurance Solutions, Inc. (San Francisco, CA), a licensed insurance agency (CA License #0H44773). Insurance policies may not be available in all states.

222 South First Street Suite 600 Louisville KY 40202 877-575-ARIA (2742) www.aria4advisors.com

IMPORTANT INFORMATION ABOUT SALBs

Annuities that work like a Standalone Living Benefit (“SALB”) can play an important role in your retirement plan, but they are not for everyone. Before investing, you and your Aria representative should discuss aspects that affect the appropriateness for your situation, including cost, investment timeframe, and other retirement assets you may have. An Aria registered representative can help you determine whether this annuity may be appropriate for you.

IMPORTANT INFORMATION ABOUT RETIREONE TRANSAMERICA

The RetireOne Transamerica annuity is a fixed contingent annuity issued by Transamerica Advisors Life Insurance Company of Little Rock, AR.

Restrictions, Coverage Amount, Coverage Base, Fees and Taxation

The RetireOne Transamerica solution requires an investor’s holdings to remain fully invested in certain specified investments (“Eligible Assets”). It does not guarantee Eligible Asset performance and does not guarantee against a loss of principal. Ownership of the Eligible Assets on which the guarantee is based remains with the investor and can be accessed at any time, but withdrawals in excess of those permitted under the certificate terms will diminish or eliminate future guarantees

An investor’s initial coverage amount is established when they select a Lock-In Date. It may be no earlier than the date the investor or, if applicable, the investor’s spouse (if younger) attains age 60.

The Coverage Base on the Lock-In Date determines the initial Coverage Amount. Prior to the Lock-In Date, the Coverage Base will be the greater of 1) the current Coverage Base; 2) the value of the Covered Asset Pool on the Certificate Anniversary; or 3) if there have been no withdrawals during the preceding Certificate Year, the value of your Covered Asset Pool as of any Quarterversary during the immediate preceding Certificate Year.

After the Lock-In Date, but before the insured event, the Coverage Amount is calculated on each Certificate Anniversary and is the greater of 1) the current coverage amount or 2) the current value of the Covered Asset Pool on the Certificate Anniversary multiplied by the current coverage percentage. The insured event is when the value of the Covered Asset Pool is depleted according to the terms of the Certificate.

The RetireOne Transamerica annuity fee ranges from 1% to 1.75% annually depending on your investment profile and is based on the aggregate value of the Covered Assets. The fee is assessed quarterly. The fee can increase with in-force policies (subject to a maximum range of 1.75% to 2.50%). This fee is in addition to any charges that are imposed in connection with advisory and other services or charges (including sales loads or brokerage commissions) imposed by (or in connection with) the Eligible Assets in which you are invested as well as any fees that apply if used with an IRA.

Benefit payments are subject to ordinary income tax. If the investor’s Covered Asset Pool is depleted to zero, Transamerica Advisors Life Insurance Company makes payments based solely on its claims-paying ability, provided that the purchaser honors the terms of the annuity.

The annuity has no cash value, surrender value or death benefit. You may never receive the benefits available under the annuity, because the Eligible Assets may perform well enough that it is never reduced to zero.

The annuity will terminate and no benefit payments will be made if 1) withdrawals are made in excess of those permitted; which reduces the Coverage Base or Coverage Amount to zero; 2) the annuity fee is not paid; or 3) assets are not allocated exclusively to Eligible Assets. See prospectus for more information on termination of the annuity.

IMPORTANT INFORMATION

The guaranteed lifetime payments are backed by the claims-paying ability of Transamerica Advisors Life Insurance Company. They are not backed by any other entity, including the administrator, the broker/dealer from which this annuity is purchased, the insurance agency from which this annuity is purchased, or any affiliates of those entities. In addition, none make any representations or guarantees regarding the claims-paying ability of Transamerica Advisors Life Insurance Company. Guarantees do not apply to the mutual funds or ETFs.

The RetireOne Transamerica annuity is underwritten by Transamerica Capital, Inc. The annuity may not be available in all states or markets. Features and benefits may vary by state and market. In some states the annuity is issued as an individual contract instead of a group certificate. Certificate Form SALB-CERT-DE0811 and Contract Form SALB-IC-0811 (may vary by state).

Annuities may lose value and are not bank deposits, are not FDIC insured, and are not insured or endorsed by a bank or any government agency.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR and the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-575-ARIA (2742).

Insurance policies are sold by Aria Retirement Solutions, Inc. doing business in California as Aria Insurance Solutions, Inc. (San Francisco, CA), a licensed insurance agency (CA License #0H44773). Insurance policies may not be available in all states.

Securities offered through Protected Investors of America. Member: SIPC, FINRA. Protected Investors of America is licensed as a broker/dealer in all 50 states.

ariatm 222 South First Street Suite 600 Louisville KY 40202 877-575-ARIA (2742) www.aria4advisors.com